Exhibit 21.1

Ray Maple Inc.

List of Subsidiaries

Name of Subsidiaries	Jurisdiction of Incorporation or Organization
OU S CONCEPT LIMITED	British Virgin Islands
OU S Concept Limited	Hong Kong